EXHIBIT 99

                     [Crazy Woman Creek Bancorp Letterhead]

Crazy Woman Creek Bancorp Incorporated
Buffalo, Wyoming

Contact:  Deane D. Bjerke, Chief Executive Officer
          Dalen C. Slater, Chief Financial Officer
          (307) 684-5591

For Immediate Release
January 9, 1997

        Crazy Woman Creek Bancorp Incorporated Announces First Quarter Operating Results and Authorization of Stock Repurchase Program
       ---------------------------------------------------------------

      Buffalo, Wyoming (Nasdaq SmallCap - "CRZY") - Crazy Woman Creek Bancorp Incorporated (the Corporation), the savings and loan holding company of Buffalo Federal Savings Bank (Buffalo Federal), Buffalo, Wyoming announced operating results for the quarter ended December 31, 1996.

      Net income was $161,000 for the quarter ended December 31, 1996, compared to $109,000 for the same period in 1995. Earnings per share for the quarter ended December 31, 1996 was $0.16 per share.

      Total assets increased by $1.07 million or 2.09% from $51.52 million at September 30, 1996 to $52.59 million at December 31, 1996. Asset growth is attributed to a $778,000 increase in net loans receivable, a $541,000 increase in cash and cash equivalents, and a $330,000 increase in investments available for sale. Meanwhile, investments held to maturity declined by $472,000 for the period. The increase in assets was primarily funded through advances from the Federal Home Loan Bank (FHLB) of Seattle and retained earnings. FHLB advances increased by $1.38 million from $6.11 million at September 30, 1996 to $7.49 million at December 31, 1996. In addition to funding asset growth, FHLB advances were utilized to offset a $302,000 decline in deposits for the period. Total stockholders' equity increased by $144,000 as a result of continued earnings and an improvement in the market value of investments available for sale. The increase in stockholder's equity was somewhat offset by a $.10 per share dividend that was declared in December, 1996. At December 31, 1996, the book value per share was $14.79 based on total outstanding shares of 1,058,000.

      Net income for the three months ended December 31, 1996 was higher than net income for the same period in 1995 as a result of an increase in earning assets. The increase in earning assets was primarily funded by the $9.49 million in net proceeds received from the Corporation's initial stock offering that was consummated on March 29, 1996. Net income for the three months ended December 31, 1995 included $24,000 in gains from the sale of a repossessed home and certain mortgage-backed securities. Non-operating expenses increased by $71,000 from $204,000 for the three months ended December 31, 1995 to $277,000 for the three months ended December 31, 1996 primarily as a result of an increase in compensation expense and costs associated with being a public company. The increase in compensation expense is primarily due to expenses associated with the Corporation's Employee Stock Ownership Plan (ESOP) and its Management Stock Recognition Plan (MSRP); the MSRP was approved by the majority of stockholders at a special meeting held October 2, 1996.

      In addition, the Corporation announced it has received non-objection from the Office of Thrift Supervision (OTS) to repurchase up to 5% or 52,900 shares of the Corporation's common stock. Mr. Deane D. Bjerke, President and Chief Executive Officer, said such repurchases had been previously authorized by the Board of Directors.

      The repurchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Corporation's financial performance. Such repurchases will become treasury shares and will be utilized for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options. The repurchase program is expected to be completed by March 29, 1997, at which time the Corporation may terminate or continue the program.

      Buffalo Federal is a federally-chartered stock savings bank located in Buffalo, Wyoming. The deposits are federally insured, up to the legal maximum, by the Federal Deposit Insurance Fund. The Corporation's common stock is traded in the over-the-counter market on the Nasdaq SmallCap Market under the symbol "CRZY".

                     CRAZY WOMAN CREEK BANCORP INCORPORATED
                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                          December 31,   September 30,
                                                                              1996           1996
                                                                              ----           ----
                                                                          (unaudited)     (audited)
                                                               (Dollars in Thousands, except book value per share)

Assets
------
  Cash and cash equivalents                                                  $    992     $    451
  Interest bearing time deposits                                                   99           99
  Investment and mortgage backed securities available-for-sale                 13,695       13,365
  Investment and mortgage backed securities held-to-maturity
    (estimated market value of $9,809 in 1996, and $10,181 in 1995)             9,831       10,303
  Stock in Federal Home Loan Bank of Seattle at cost                              408          400
  Loans receivable, net                                                        26,637       25,859
  Accrued interest receivable                                                     418          496
  Premises and equipment, net                                                     484          502
  Other assets                                                                     29           42
                                                                             --------     --------
     Total Assets                                                            $ 52,593     $ 51,517


Liabilities and Stockholders' Equity
------------------------------------

Liabilities:
    Deposits                                                                   29,069       29,371
    Advances from Federal Home Loan Bank                                        7,485        6,113
    Advances from borrowers for taxes and insurance                                10           53
    Federal income tax payable                                                     45           15
    Deferred income taxes                                                         116           81
    Dividends payable                                                             106          106
    Accrued expenses and other liabilities                                        110          270
                                                                             --------     --------
       Total liabilities                                                     $ 36,941     $ 36,009


Stockholders' Equity
  Preferred stock, par value $.10 per share, 2,000,000 shares authorized;
    none issued and outstanding                                                    --           --
  Common stock, par value $.10 per share, 5,000,000 shares authorized;
    1,058,000 issued issued and outstanding at December 31, 1996                   106         106
   Additional paid-in surplus                                                  10,029       10,027
   Retained earnings, substantially restricted                                  6,120        6,058
   Unrealized gain(loss) on securities available-for-s3le                         (66)
   Less stock acquired by ESOP                                                   (606)        (617)
                                                                             --------     --------
      Total stockholders' equity                                               15,652       15,508


      Total liabilities and stockholders' equity                             $ 52,593     $ 51,517



Other financial condition data:

   Stockholder's equity (retained earnings) to total assets                     29.76%       30.10%

   Book value per share                                                      $  14.79          N/A

   Nonperforming assets:
       Non-accrual loans                                                     $     90     $     32
       Real estate owned                                                           --
                                                                             --------     --------
           Total non-performing assets                                       $     90     $     32


                          CRAZY WOMAN CREEK BANCORP INCORPORATED
                            CONSOLIDATED STATEMENTS OF INCOME

                                           Three Months Ended
                                              December 31,
                                          1996           1995
                                          ----           ----
                                              (unaudited)
                             (Dollars in Thousands, except earnings per share)

Interest Income:
  Loans receivable                        $552            $510
  Mortgage-backed securities               161              84
  Investment securities                    236             113
  Interest bearing time deposits             1               9
  Other                                     12              15
                                         -----           -----
     Total interest income                 962             731

Interest Expense:
  Deposits                                 355             362
  Advances from FHLB of Seattle            102              44
                                         -----           -----
     Total interest expense                457             406

     Net interest income                   505             325

Provision for loan losses                    -               -
     Net interest income after provision
       (loss benefit) from loan losses     505             325

Noninterest income:
  Customer service charges                   9              10
  Other operating income                     7               9
  Gain on sale of investment and
    mortgage-backed securities               -              12
  Gain on the sale of other real
    estate owned                             -              14
                                         -----           -----
     Total non-interest income              16              45

Non-interest expense:
  Compensation and benefits                125             100
  Occupancy and equipment                   32              22
  FDIC/SAIF deposit insurance premiums      16              16
  Advertising                               11               8
  Data processing services                  25              21
  Other                                     68              37
                                         -----           -----
    Total non-interest expense             277             204
    Income before inome taxes              244             166
  Income tax expense                        83              57
                                        ------          ------
    Net income                          $  161          $  109
  Earnings per common share             $ 0.16             N/A
  Weighted average number of common
    shares outstanding                     997             N/A

  Financial ratios:

    Return on average assets              1.23%           1.15%
    Return on average equity              4.12%           7.32%
    Net interest margin                   3.86%           3.43%